Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com
News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Reports First Quarter 2018 Results

Q1 2018 Diluted EPS of $0.81 vs. Prior Year of $0.20

Adjusted Q1 2018 EPS of $1.18 vs. Prior Year of $0.68

2018 Guidance of $240 Million Adjusted EBITDA and $4.05 to $4.25 Adjusted EPS

PITTSBURGH, May 3, 2018 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today reported net income attributable to Koppers for the first quarter of $17.8 million, or $0.81 per diluted share compared to net income of $4.4 million, or $0.20 per diluted share in the prior year quarter.

Adjusted net income and adjusted earnings per share (EPS) were $26.2 million and $1.18 per share for the first quarter of 2018 compared to $14.8 million and $0.68 per share in the prior year quarter, respectively.

Adjustments to pre-tax income totaled $11.1 million for the first quarter of 2018 and $14.2 million for the first quarter of 2017 and primarily consisted of commodity hedging expenses for the current year quarter, refinancing costs in the prior year quarter and restructuring expenses for both periods.

Consolidated sales were $406.1 million for the first quarter of 2018, an increase of $59.5 million, or 17.2 percent, from sales of $346.6 million in the prior year quarter.  Excluding a foreign currency translation benefit of $13.3 million due to a weaker dollar, sales increased by $46.2 million or 13.3 percent.  The Carbon Materials and Chemicals (CMC) segment reported higher sales prices and volumes for carbon pitch, higher sales volumes for coal tar chemicals and higher prices for carbon black feedstock and naphthalene.  In Australasia and Europe, higher sales prices for carbon pitch and carbon black feedstock were driven primarily by reduced supply in those regions.  The Performance Chemicals (PC) business recorded flat sales as poor weather conditions throughout the United States tempered construction spending. The Railroad and Utility Products and Services (RUPS) business again reported lower sales volumes of crossties and railroad bridge services.

CMC’s performance continued to show a significant improvement over the prior year quarter, benefiting from favorable market conditions as well as realizing permanent cost savings from restructuring initiatives.  PC reported lower profitability due to higher raw material costs and selling, general and administrative costs.  The results for RUPS were negatively affected by the continued demand weakness for treated crossties and deferred projects related to railroad bridge services.

Commenting on the quarter, President and CEO Leroy Ball said, “I am happy to report that even with our RUPS business continuing to battle a tough demand environment and our PC business getting off to a slow start, we delivered record highs in earnings per share, on a reported as well as an adjusted basis.  This further highlights the benefits of a diversified business model in which all our segments have different profitability drivers, allowing each one an opportunity to lead the way as circumstances and market factors change.  In this case, our CMC business is again at the forefront due to a strong global demand environment for our carbon-based products, particularly in China, and benefiting from a more streamlined and efficient cost structure.”

First-Quarter Financial Performance

•

Sales for RUPS of $108.4 million decreased by $27.1 million, or 20.0 percent, compared to sales of $135.5 million in the prior year quarter.  The sales decrease was primarily due to lower sales volumes of crossties as a result of decreased spending in the rail industry, particularly the Class I market.  Also, railroad bridge services business was affected by unfavorable weather in various regions throughout the United States that caused project delays.  Operating profit for the first quarter was $1.1 million, or 1.0 percent, compared with $9.3 million, or 6.9 percent, in the prior year quarter.  Adjusted EBITDA for the first quarter was $5.4 million, or 5.0 percent, compared with $11.9 million, or 8.8 percent, in the prior year quarter.  The year-over-year decline was due to lower sales volumes combined with raw material supply headwinds.

•

Sales for PC of $97.4 million increased by $0.7 million, or 1.0 percent, compared to sales of $96.7 million in the prior year quarter.  The sales increase was due primarily to favorable market trends and higher volumes related to Australasia for copper-based wood preservatives.  However, most of the sales increase was offset by delays in North America due to inclement weather as well as higher customer development costs which are reflected as a reduction of sales.  Operating profit was $5.6 million, or 5.7 percent, for the first quarter, compared with $18.6 million, or 19.2 percent, in the prior year quarter.  Adjusted EBITDA was $13.8 million, or 14.2 percent, for the first quarter, compared with $22.9 million, or 23.7 percent, in the prior year quarter.  The lower profitability compared to prior year was due to unfavorable sales mix, higher raw material costs related to copper and increased overhead costs.

•

Sales for CMC totaling $200.3 million increased by $85.9 million, or 75.1 percent, compared to sales of $114.4 million in the prior year quarter.  Excluding a foreign currency translation benefit of $12.9 million due to a weaker dollar, sales increased by $73.0 million or 63.8 percent.  The sales increase was due mainly to higher sales prices for carbon pitch, carbon black feedstock and naphthalene, with higher sales volumes for carbon pitch and coal tar chemicals.  Higher sales prices for carbon pitch and carbon black feedstock in Australasia and Europe were driven primarily by tightened supply in those regions.  Operating profit was $37.2 million, or 18.6 percent, in the first quarter, compared with $0.6 million, or 0.5 percent, in the prior year quarter.  Adjusted EBITDA was $47.2 million, or 23.5 percent, in the first quarter, compared with $7.3 million, or 6.4 percent, in the prior year quarter.  The year-over-year improvement was due to favorable market and pricing trends, particularly in China, partially offset by lower sales volumes in North America and Europe, higher raw material costs in Europe and Australia and accelerated depreciation.

•

Operating profit was $43.3 million, or 10.7 percent, compared with $28.1 million, or 8.1 percent, in the prior year quarter.  Adjusted EBITDA was $66.2 million, or 16.3 percent, compared with $41.8 million, or 12.1 percent, in the prior year quarter, due primarily to higher profitability from the CMC segment, partially offset by lower profitability for the RUPS and PC businesses.  Operating profit margin and adjusted EBITDA margin are calculated as a percentage of GAAP sales.

•

Net income attributable to Koppers in the first quarter was $17.8 million compared with net income of $4.4 million in the prior year quarter.  Adjusted net income was $26.2 million, compared with $14.8 million in the prior year quarter.

•

In the first quarter of 2018, items excluded from adjusted EBITDA consisted of $9.5 million of pre-tax charges, while adjusted net income and adjusted EPS for the quarter excluded $11.1 million of pre-tax charges, both of which related primarily to restructuring expenses and mark-to-market commodity hedging expenses.

•	Diluted EPS was $0.81, compared with $0.20 per share in the prior year quarter. Adjusted EPS for the quarter was $1.18, compared with $0.68 for the prior year period.
•

Capital expenditures for the three months ending March 31, 2018, were $22.5 million compared with $14.9 million for the prior year period.  The current year amount consists of spending on the new naphthalene unit construction at a CMC facility in Stickney, Illinois, capacity expansions at PC production facilities in the U.S. and general spending to maintain the safety and efficiency of our global operations.

•

On February 28, 2018, Koppers acquired M.A. Energy Resources, LLC. (MAER) for cash consideration of $66.1 million, which was funded by borrowings on the company’s revolving credit facility.  MAER is a vertically-integrated company that provides material recovery services for wooden railroad crossties that have been taken out of service.  MAER results were included in the RUPS segment beginning on the acquisition date.

•

Total debt was $790.8 million and, net of cash and cash equivalents, net debt was $738.6 million at March 31, 2018, compared with total debt of $677.0 million and net debt of $616.7 million at December 31, 2017.  Compared to year-end, the net debt at the end of the first quarter was higher by $121.9 million and more than half of the increase was related to the MAER acquisition, while the remainder relates primarily to working capital increases that typically occur in preparation for a seasonally stronger second quarter.  At March 31, 2018, the company’s net leverage ratio was 3.3 and on a pro-forma basis, was 3.2 assuming an annualized adjusted EBITDA contribution of $6 million from MAER.  At December 31, 2017, the net leverage ratio was 3.1.

2018 Outlook

As previously announced on April 10, 2018, Koppers acquired the Industrial division of Cox Industries, which is now referred to as the Utility and Industrial Products (UIP) unit.  Including UIP and MAER, Koppers continues to expect that 2018 sales will be approximately $1.9 billion, reflecting the acquisitions, modest market share growth and a generally positive economic environment.  On an adjusted basis, the company is targeting 2018 adjusted EBITDA of approximately $240 million.  Accordingly, the adjusted EPS for 2018 is targeted to be in the range of $4.05 and $4.25.

In addition, the company anticipates capital expenditures in the range of $65 million to $75 million, which includes additional costs for the new naphthalene unit at Stickney and the projected capital investments related to the integration of the UIP unit.  The pro-forma net debt to adjusted EBITDA ratio is projected to be at or below 3.5x by December 31, 2018.

Commenting on the forecast, Mr. Ball said, “Overall, we are well-positioned in each of our business segments, which now also include the expected benefits from our recent acquisitions.  Moving forward, we can expand our profitability through additional customer-focused strategies aimed at solving some of their most important challenges.  With one quarter behind us, we are well on the way to achieving significant year-over-year top and bottom line growth.  However, we will continue to closely monitor the factors related to supply and demand in our CMC business in China as there can be a propensity for sudden and dramatic changes in that region.”

Mr. Ball continued, “From a strategic perspective, I am excited for this next phase in the evolution of our company as we further optimize our portfolio by adding the UIP and MAER businesses.  As the only vertically-integrated utility pole and wood treatment producer in the world, this will strengthen our position as an industry leader and drive future growth and innovation.”

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s performance.  Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast by dialing 877-317-6789 in the United States/Canada, or 412-317-6789 for international, Conference ID number 10119891.  Participants are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration.

In addition, the conference call will be broadcast live online at: https://services.choruscall.com/links/koppers180503.html.  (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your internet browser's URL address field.)

An audio replay will be available approximately two hours after the completion of the call at 877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 412-317-0088 for international, Conference ID number 10119891.  The recording will be available for replay through June 4, 2018.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael J. Zugay at 412 227 2231 or Quynh McGuire at 412 227 2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures.  Koppers believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.  In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure.  Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures.  Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release:  Unaudited Reconciliation of Operating Profit to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA on a Latest Twelve Month Basis.

For the company’s guidance, adjusted EBITDA, adjusted EBITDA margin and adjusted EPS excludes restructuring, impairment, non-cash LIFO charges, and non-cash mark-to-market commodity hedging.  The forecasted amounts for these items cannot be reasonably estimated due to their nature, but may be significant.  For that reason, the company is unable to provide GAAP earnings estimates at this time.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.  All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “potential,” “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.  Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc.

Unaudited Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2018	2017
Net sales	$406.1	$346.6
Cost of sales (excluding items below)	311.4	274.9
Depreciation and amortization	11.8	11.2
Impairment and restructuring charges	1.5	1.5
Selling, general and administrative expenses	38.1	30.9
Operating profit	43.3	28.1
Other income	0.2	1.5
Interest expense	10.5	10.6
Loss on extinguishment of debt	0.0	13.3
Income before income taxes	33.0	5.7
Income tax provision	9.2	1.0
Income from continuing operations	23.8	4.7
Loss from discontinued operations, net of tax benefit of $0.0 and $0.0	(0.1)	(0.1)
Net income	23.7	4.6
Net income attributable to noncontrolling interests	5.9	0.2
Net income attributable to Koppers	$17.8	$4.4
Earnings per common share attributable to Koppers common shareholders:
Basic -	$0.86	$0.21
Diluted -	$0.81	$0.20
Comprehensive income	$16.2	$12.3
Comprehensive income attributable to noncontrolling interests	6.1	0.2
Comprehensive income attributable to Koppers	$10.1	$12.1
Weighted average shares outstanding (in thousands):
Basic	20,894	20,722
Diluted	22,158	21,746

Koppers Holdings Inc.

Unaudited Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	March 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$52.2	$60.3
Accounts receivable, net of allowance of $2.5	212.4	159.2
Income tax receivable	2.0	1.7
Inventories, net	243.2	236.9
Other current assets	39.9	48.6
Total current assets	549.7	506.7
Property, plant and equipment, net	352.9	328.0
Goodwill	222.5	188.2
Intangible assets, net	145.1	129.6
Deferred tax assets	21.0	18.4
Other assets	24.8	29.3
Total assets	$1,316.0	$1,200.2
Liabilities
Accounts payable	$148.0	$141.9
Accrued liabilities	109.8	127.9
Current maturities of long-term debt	7.9	11.4
Total current liabilities	265.7	281.2
Long-term debt	782.9	665.6
Accrued postretirement benefits	46.4	46.3
Deferred tax liabilities	7.5	7.3
Other long-term liabilities	94.9	94.0
Total liabilities	1,197.4	1,094.4
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 22,901,622 and 22,384,476 shares issued	0.2	0.2
Additional paid-in capital	194.7	190.6
Retained earnings	21.6	7.4
Accumulated other comprehensive loss	(44.2)	(40.1)
Treasury stock, at cost, 1,785,063 and 1,606,028 shares	(65.6)	(58.2)
Total Koppers shareholders’ equity	106.7	99.9
Noncontrolling interests	11.9	5.9
Total equity	118.6	105.8
Total liabilities and equity	$1,316.0	$1,200.2

Koppers Holdings Inc.

Unaudited Consolidated Statement of Cash Flows

(Dollars in millions)

	Three Months Ended March 31,
	2018	2017
Cash provided by (used in) operating activities:
Net income	$23.7	$4.6
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	11.8	11.2
Loss on extinguishment of debt	0.0	13.3
Gain on disposal of assets and investment	0.1	(1.3)
Deferred income taxes	(0.1)	0.1
Change in other liabilities	(1.4)	(2.3)
Non-cash interest expense	0.5	0.5
Stock-based compensation	2.9	2.3
Other - net	3.2	(1.2)
Changes in working capital:
Accounts receivable	(41.7)	(27.8)
Inventories	(10.7)	(8.5)
Accounts payable	2.4	(7.8)
Accrued liabilities	(20.2)	(9.8)
Other working capital	0.5	2.6
Net cash used in operating activities	(29.0)	(24.1)
Cash (used in) provided by investing activities:
Capital expenditures	(22.5)	(14.9)
Acquisitions, net of cash acquired	(62.9)	0.0
Repayments received on loan	0.0	9.5
Net cash provided by divestitures and asset sales	0.3	0.5
Net cash used in investing activities	(85.1)	(4.9)
Cash provided by (used in) financing activities:
Net increase in revolving credit facility borrowings	116.9	80.7
Borrowings of long-term debt	0.3	500.0
Repayments of long-term debt	(4.1)	(538.5)
Issuances of Common Stock	1.3	1.6
Repurchases of Common Stock	(7.4)	(1.3)
Payment of debt issuance costs	(1.1)	(11.0)
Net cash provided by financing activities	105.9	31.5
Effect of exchange rate changes on cash	0.1	0.1
Net (decrease) increase in cash and cash equivalents	(8.1)	2.6
Cash and cash equivalents at beginning of period	60.3	20.8
Cash and cash equivalents at end of period	$52.2	$23.4

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended March 31,
	2018	2017
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$108.4	$135.5
Performance Chemicals	97.4	96.7
Carbon Materials and Chemicals	200.3	114.4
Total	$406.1	$346.6
Operating profit (loss):
Railroad and Utility Products and Services	$1.1	$9.3
Performance Chemicals	5.6	18.6
Carbon Materials and Chemicals	37.2	0.6
Corporate Unallocated	(0.6)	(0.4)
Total	$43.3	$28.1
Operating profit margin:
Railroad and Utility Products and Services	1.0%	6.9%
Performance Chemicals	5.7%	19.2%
Carbon Materials and Chemicals	18.6%	0.5%
Total	10.7%	8.1%
Depreciation and amortization:
Railroad and Utility Products and Services	$3.0	$3.0
Performance Chemicals	4.4	4.4
Carbon Materials and Chemicals	4.4	3.8
Total	$11.8	$11.2
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$5.4	$11.9
Performance Chemicals	13.8	22.9
Carbon Materials and Chemicals	47.0	7.3
Corporate Unallocated	0.0	(0.3)
Total	$66.2	$41.8
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	5.0%	8.8%
Performance Chemicals	14.2%	23.7%
Carbon Materials and Chemicals	23.5%	6.4%
Total	16.3%	12.1%

(1)	The tables below describe the adjustments to EBITDA for the quarters ended March 31, 2018 and 2017, respectively.
(2)	Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three months ended March 31,2018
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$1.1	$5.6	$37.2	$(0.6)	$43.3
Other income (loss)	(0.3)	0.3	(0.4)	0.6	0.2
Depreciation and amortization	3.0	4.4	4.4	0.0	11.8
Depreciation in impairment and restructuring charges	0.0	0.0	1.4	0.0	1.4
EBITDA with noncontrolling interest	$3.8	$10.3	$42.6	$0.0	$56.7
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	4.1	0.0	4.1
RUPS treating plant closures	0.3	0.0	0.0	0.0	0.3
Non-cash LIFO expense	1.3	0.0	0.3	0.0	1.6
Mark-to-market commodity hedging	0.0	3.5	0.0	0.0	3.5
Adjusted EBITDA	$5.4	$13.8	$47.0	$0.0	$66.2
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	8.2%	20.8%	71.0%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three months ended March 31,2017
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$9.3	$18.6	$0.6	$(0.4)	$28.1
Other income (loss)	(0.4)	0.6	1.3	0.0	1.5
Depreciation and amortization	3.0	4.4	3.8	0.0	11.2
Depreciation in impairment and restructuring charges	0.0	0.0	1.2	0.0	1.2
EBITDA with noncontrolling interest	$11.9	$23.6	$6.9	$(0.4)	$42.0
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	0.8	0.0	0.8
RUPS treating plant closures	0.1	0.0	0.0	0.0	0.1
Non-cash LIFO benefit	(0.1)	0.0	(0.4)	0.0	(0.5)
Mark-to-market commodity hedging	0.0	(0.7)	0.0	0.0	(0.7)
Debt refinancing costs	0.0	0.0	0.0	0.1	0.1
Adjusted EBITDA	$11.9	$22.9	$7.3	$(0.3)	$41.8
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	28.3%	54.4%	17.3%

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended March 31,
	2018	2017
Net income	$23.7	$4.6
Interest expense	10.5	10.6
Loss on extinguishment of debt	0.0	13.3
Depreciation and amortization	13.2	12.4
Income taxes	9.2	1.0
Loss from discontinued operations	0.1	0.1
EBITDA with noncontrolling interests	56.7	42.0
Unusual items impacting net income(1)
Impairment, restructuring and plant closure costs	4.4	0.9
Mark-to-market commodity hedging	3.5	(0.7)
Non-cash LIFO expense (benefit)	1.6	(0.5)
Debt refinancing costs	0.0	0.1
Total adjustments	9.5	(0.2)
Adjusted EBITDA with noncontrolling interests	$66.2	$41.8

(1)	Refer to adjustments under Unaudited Segment Information.

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended March 31,
	2018	2017
Net income attributable to Koppers	$17.8	$4.4
Unusual items impacting net income
Impairment, restructuring and plant closure costs	6.0	2.1
Mark-to-market commodity hedging	3.5	(0.7)
Non-cash LIFO expense (benefit)	1.6	(0.5)
Loss on extinguishment of debt	0.0	13.3
Total adjustments	11.1	14.2
Adjustments to income tax and noncontrolling interests
Income tax benefit on adjustments to pre-tax income	(2.8)	(4.1)
Noncontrolling interests	0.0	0.2
Effect on adjusted net income	8.3	10.3
Adjusted net income including discontinued operations	26.1	14.7
Loss from discontinued operations	0.1	0.1
Adjusted net income	$26.2	$14.8

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended March 31,
	2018	2017
Net income attributable to Koppers	$17.8	$4.4
Adjusted net income (from above)	$26.2	$14.8
Denominator for diluted earnings per share (in thousands)	22,158	21,746
Earnings per share:
Diluted earnings per share	$0.81	$0.20
Adjusted earnings per share	$1.18	$0.68

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT AND NET LEVERAGE RATIO

(In millions)

	Twelve months ended
	March 31, 2018	Proforma March 31, 2018	December 31, 2017
Total Debt	$790.8	$790.8	$677.0
Less: Cash	52.2	52.2	60.3
Net Debt	$738.6	$738.6	$616.7
Adjusted EBITDA	$224.8	$230.8	$200.4
Net Leverage Ratio	3.3	3.2	3.1

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA ON A LATEST TWELVE MONTH BASIS

(In millions)

	Twelve months ended
	March 31, 2018	December 31, 2017
Net income	$49.5	$30.5
Interest expense including refinancing	42.4	55.8
Depreciation and amortization	63.6	62.8
Income tax provision	37.2	29.0
Discontinued operations	0.8	0.8
EBITDA	193.5	178.9
Unusual items impacting net income:
Impairment, restructuring and plant closure	19.3	15.9
Non-cash LIFO expense (benefit)	1.6	(0.5)
Mark-to-market commodity hedging	0.7	(3.5)
Reimbursement of environmental costs	(0.3)	(0.4)
Pension settlement charge	10.0	10.0
Adjusted EBITDA with noncontrolling interests	$224.8	$200.4
Proforma adjusted EBITDA from MAER	6.0	0.0
Proforma adjusted EBITDA with noncontrolling interests	$230.8	$200.4